Exhibit 5.1


               Davidoff & Malito LLP
                 Attorneys at Law
                 605 Third Avenue
              New York, New York  10158
               Tel (212) 557-7200
               Fax (212) 386-1884

                 November 18, 1997




Unifi, Inc.
7201 West Friendly Avenue
Greensboro, North Carolina 27410

Re:  Unifi, Inc.
     Registration Statement on Form S-3
     561,873 Shares of Common Stock

Gentlemen:

     You have requested that we furnish you certain opinions in connection with the registration under the Securities Act of 1933 of 561,873 shares of the common stock, $.10 par value per share (the "Shares"), of Unifi, Inc., a New York corporation (the "Registrant"), upon the terms and conditions set forth in the Registration Statement on Form S-3 and the Exhibits annexed thereto to be filed by the Registrant on or about November 19, 1997 with the Securities and Exchange Commission (the "Registration Statement").

     We have acted as special counsel to the Registrant in connection with the matters herein described. We are not general counsel to the Registrant, and, except for the items set forth in the next paragraph, we have made no investigation of matters involving the Registrant.

     In rendering the following opinions with respect to the Registrant, we have only examined the following: (i) a copy of the Certificate of Incorporation of the Registrant, certified by the Secretary of State of the State of New York as of September 22, 1997 and by the Secretary of the Registrant as of the date hereof; (ii) a copy of the Bylaws of the Registrant as amended to the date hereof, certified by the Secretary of the Registrant as of November 14, 1997; (iii) a certificate of good standing of the Registrant issued by the Secretary of State of the State of New York dated as of September 18, 1997; (iv) a certificate of the Secretary of the Registrant dated as of November 14, 1997; and (v) a draft of the Registration Statement dated November 12, 1997, which we assume will be identical in all material respects to the Registration Statement as filed. As to matters of fact material to the following opinions, we have relied on the aforementioned certificate of the Secretary of the Registrant.

     The members and associates of this firm are not admitted to practice in any jurisdiction relevant to the opinions herein expressed except the State of New York, and we expressly decline to render any opinion as to matters of the laws of any other jurisdiction.

     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

     1. the Registrant is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; and

     2. the Shares are legally authorized and, provided that consideration at least equal to the par value of the Shares has been paid therefor, and provided further that the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and the Shares shall have been sold or exchanged upon the terms and conditions set forth in the Registration Statement, the Shares shall be validly issued, fully paid and nonassessable under the laws of the State of New York.

     We consent (1) to be named in the Registration Statement and in the Prospectus which constitutes a part thereof as attorneys who will pass upon the legal matters covered by this opinion in connection with the Shares and
(2) to the filing of a copy of this opinion as part of Exhibit 5.1 of the Registration Statement.

     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion after the effective date of the Registration Statement to reflect any facts or circumstances which may thereafter come to our attention or any changes of law which may thereafter occur.

                                       Very truly yours,

                                        /s/ DAVIDOFF & MALITO LLP

                                       DAVIDOFF & MALITO LLP